FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
July 24, 2012	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Gas Shows at Komorze-3K Well

Salt Lake City, July 24, 2012, – FX Energy, Inc. (NASDAQ: FXEN) reported gas shows from the top level of the Rotliegend sandstones at the Company’s Komorze-3K well. The gas shows were observed on the mudlogging unit during coring of the interval from 3,971 to 3,985 meters.  The planned operations for the well are to core and drill to a total depth of 4,075 meters, run electric logs to estimate reservoir properties and the gas water contact and then conduct a production test.

“We are encouraged by the gas shows at Komorze-3K and, based upon the similarity of the mud logs to the Lisewo-1 well, the operator of the well, PGNiG, in co-operation with FX Energy, plans to forego a DST at Komorze and run a full production test once we reach total depth,” remarked Andy Pierce, the Company’s Vice President of Operations.

Komorze-3K targets a satellite structure located less than 4 kilometers from the Company’s 2011 Lisewo-1 Rotliegend gas discovery well. PGNiG is the operator of the well and holds 51% interest; the Company holds 49% interest.

Other Drilling Operations

Kutno-2 Well

The Kutno-2 well is currently drilling in the Zechstein below 5,300 meters.  Total depth of the Kutno-2 well is expected to be approximately 6,450 meters.  Unknown reservoir and gas quality, along with depth, make Kutno-2 a very high risk well.  PGNiG will earn a 50% interest in the Kutno concession in connection with its participation in the Kutno-2 well.

Frankowo-1

Drillsite preparation for the Frankowo-1 well is underway with drilling expected to begin in mid-August.  The Frankowo well is located in FX’s 100% held Block 246 concession in west central Poland.  Rotliegend gas at approximately 2,200 meters is the prospective target for the Frankowo-1 well.

Plawce-2

Workover and fracking operations at the Plawce-2 well are expected to begin in August.  PGNiG is the operator of the well and holds 51% interest; the Company holds 49% interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Select Market under the symbol FXEN. Website www.fxenergy.com

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.